Exhibit 99.1

CONTACT AT ARBIOS:
Shawn Cain, Interim President and CEO, 1-781-839-7292
Scott Hayashi, CFO, 1-626-356-3105

CONTACT FOR INVESTOR RELATIONS: CONTACT FOR MEDIA RELATIONS:
Lisa Wilson, 1-212-759-3929	Doug MacDougall & Kari Watson, 1-508-647-0209

ARBIOS PROVIDES CLINICAL STRATEGY FOR
SEPET™ PIVOTAL TRIAL

--Data Sufficient to Advance Product to Pivotal Phase--

WALTHAM, Mass. - September 25, 2007 -- Arbios Systems, Inc. (OTC BB: ABOS), today provided its clinical trial strategy for the SEPET™ Liver Assist Device including information regarding a pre-pivotal phase meeting with the US Food and Drug Administration (FDA). In a meeting held between Arbios and the FDA’s Office for Device Evaluation and Research (ODE), the FDA indicated that, pending receipt of a final report, SEPET™ has met the required feasibility trial objectives and Arbios may advance its clinical development program to the pivotal phase. In response to the presentation of a pivotal trial design, the FDA provided the Company with comment and further indicated that a single pivotal study may be acceptable to the FDA, subject to a submission of a full clinical protocol to include additional information required in an Investigational Device Exemption (IDE) application. Arbios intends to file this information for review in the coming weeks, as a potential final step toward FDA authorization of a pivotal clinical trial for SEPET™.

“We are pleased with the discussion at our recent meeting with the FDA regarding our SEPET™ Liver Assist Device,” commented Shawn Cain, Interim President and Chief Executive Officer of Arbios. “Following the results of our feasibility clinical trial, the FDA review group said that SEPET™ could advance into a multicenter pivotal clinical trial. We appear to be on track for near-term initiation of a pivotal registration trial of SEPET™ in the US.”

We expect the proposed pivotal clinical trial would enroll 80 patients in the principal randomized, controlled phase of the study, targeted to achieve the primary endpoint of the trial, which is a clinically significant reduction in hepatic encephalopathy. Patients receiving SEPET™ treatment plus standard medical care would be compared to control patients receiving treatment with standard medical care alone, with 1:1 randomization between the two groups. An adaptive design feature, increasingly common in FDA product approval trials, would permit the size of the trial to be increased after enrollment of the first 80 patients if the primary efficacy endpoint has not yet reached statistical significance but has shown a positive trend. A further and final potential extension of the trial would also be permitted to achieve statistical significance of one or more secondary endpoints of the trial relating to clinical, functional, and reimbursement advantages for SEPET™-treated patients.

In parallel with the US-oriented pivotal clinical trial of the SEPET™ Liver Assist Device, Arbios intends to advance the product toward European market approval under the CE Mark. Arbios believes that such registration of SEPET™ could be accomplished significantly earlier than registration in the US, because a randomized, controlled trial is customarily not required under the European Medical Device Directives. Arbios plans to involve several leading European medical centers in the pivotal trial, so that the results of the trial will be relevant to both US and European patients and may be used to support medical payor (both private sector and government) coverage in both regions.

About Arbios’ SEPET™ Liver Assist Device
The SEPET™ Liver Assist Device is a sterile, disposable cartridge containing microporous hollow fibers with proprietary permeability characteristics. When a patient's blood is passed through these fibers, blood plasma components of specific molecular weights are expressed through the micropores, thereby cleansing the blood of harmful impurities (e.g., hepatic failure toxins as well as various mediators of inflammation and inhibitors of liver regeneration). These substances would otherwise progressively accumulate in the patient's bloodstream during liver failure, causing hypotension, increasing risk of sepsis development and accelerating damage to the liver, lungs and other organs, including the brain and kidneys, and suppressing the function and regeneration of the liver. SEPET™ is designed for use with standard blood dialysis systems available in hospital intensive care units.

According to the American Liver Foundation, chronic liver disease is the tenth leading cause of death in the US, resulting in approximately $10 billion in annual healthcare costs. There is currently no satisfactory therapy available to treat patients in liver failure, other than maintenance and monitoring of vital functions and keeping patients stable through provision of intravenous fluids and blood products, administration of antibiotics and support of vital functions, such as respiration.

About Arbios Systems
Arbios Systems, Inc. is developing proprietary medical devices and cell-based therapies to enhance the survival of millions of patients each year who experience, or are at risk for, life-threatening episodes of liver failure. The Arbios product candidate portfolio includes the SEPET™ Liver Assist Device, a novel blood purification therapy that provides enhanced "liver dialysis," and the HepatAssist™ Cell-Based Liver Support System, a bioartificial liver that combines blood detoxification with liver cell therapy to replace whole liver function in patients with the most severe forms of liver failure. For more information on the Company, please visit http://www.arbios.com.

This press release contains forward-looking statements, including, but not limited to, statements regarding the Company’s expectations as to the path forward for the clinical development of SEPET™, including the expected design of the pivotal trial of SEPET™. The forward looking statements contained in this press release involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks or uncertainties related to the goals and results of clinical trials, the timing and outcome of the FDA’s review of the revised protocol for the proposed pivotal trial of SEPET™, compliance with regulatory requirements, labeling of the Company's products, the need for subsequent substantial additional financing to complete clinical development of its products, future markets and demand for the Company's products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could adversely affect the Company. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and to our subsequent Quarterly Reports on Form 10-QSB, for a description of risks that may affect our results or business conditions. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law. SEPET™ and HepatAssist™ are trademarks of Arbios Systems, Inc.